Exhibit 21

TESCO CORPORATION SUBSIDIARIES

As of February 27, 2009

Altesco Drilling Technology EURL	Algeria
Casing Drilling Holdings Ltd.	Barbados
Casing Drilling International Ltd.	Barbados
Drilling Innovation de Mexico, SA de CV	Mexico
Drilling Innovation M.E. Ltd.	Cyprus
OCSET, LLC	Russian Federation
Personal Tecnico Para Servicios Petroleros SA de CV	Mexico
PT. Tesco Indonesia	Indonesia
Techno Torque Ltd.	CAN - Alberta
Tesco Argentina S.A.	Argentina
Tesco Canada International (Middle East) FZE	UAE
Tesco Canada International (Middle East) FZE—Qatar Branch	Qatar
Tesco Canada International Inc.	CAN - Alberta
Tesco Corporation—US Branch	US
Tesco Corporation (Norway) AS	Norway
Tesco Corporation (UK) Limited	UK
Tesco Corporation (US)	US - Delaware
Tesco Corporation Sucursal Argentina	Argentina
Tesco Corporation Sucursal Colombia	Colombia
Tesco Corporation Sucursal Ecuador	Ecuador
Tesco Corporation Sucursal Mexico	Mexico
Tesco Corporation Sucursal Peru	Peru
Tesco Corporation Sucursal Venezuela	Venezuela
Tesco de Bolivia S.R.L.	Bolivia
Tesco do Brasil Servicios Petroleo	Brazil
Tesco Drilling Australia Pty Limited	Australia
Tesco Drilling Corporation (Netherlands) B.V.	Netherlands
Tesco Drilling Technology Inc.	CAN - Alberta
Tesco Drilling Technology Limited	CAN - Alberta
Tesco Drilling Venezuela, CA	Venezuela
Tesco GP (CAN) LLC	US - Delaware
Tesco GP (US) Inc.	US - Delaware
Tesco Holding I, LP	US - Delaware
Tesco Holding II, LP	US - Delaware
Tesco Latin America Limited	Barbados
Tesco LP (CAN) LLC	US - Delaware
Tesco LP (US) Inc.	US - Delaware
Tesco Products Ltd.	CAN - Alberta
Tesco R.F. Company Limited	Cyprus
Tesco R.F. Company Limited—Russia Branch	Russian Federation
Tesco Saudi Arabia Ltd. (LLC)	Saudi Arabia
Tesco Saudi Holding Limited	Cyprus
Tesco Services Inc.	US - Delaware
Tesco Services International Inc.	CAN - Alberta
Tesco Singapore PTE.Ltd.	Singapore
Tesco Singapore PTE Ltd—NZ Branch	New Zealand
Tesco US Holding LP	US - Nevada